Exhibit 99.1

AITX and RAD Claim Firearm Detection AI Could Have Altered NYC
Shooting Outcome

Image Analysis Reveals AI Detected Weapon Moments Before Suspect Entered NYC
Building

Detroit, Michigan, July 30, 2025 - Artificial Intelligence Technology Solutions, Inc. (the Company), (OTCID: AITX), along with its subsidiary Robotic Assistance Devices, Inc. (RAD), today released an analysis suggesting that its AI-powered firearm detection system could have identified and reported the heavily armed suspect in Monday's Midtown Manhattan shooting before he entered the building. A widely circulated still image from surveillance footage of the suspect, processed through RAD's firearm detection analytic, clearly shows how the Company's AI detects the visible rifle as the suspect approached the entrance.

AI-powered analysis of this surveillance image using RAD technology resulted in the identification of a long gun and surrounding individuals, prior to the suspect’s entry into the NYC office tower.

The incident occurred on Monday, July 28, when a heavily armed individual approached 345 Park Avenue in Manhattan, carrying what authorities later confirmed was an M4-style rifle. The suspect entered the lobby, opened fire, and proceeded to the 33rd floor, where he ultimately took his own life. Four people were killed, including off-duty NYPD Officer Didarul Islam, who was working building security. Several others were wounded in the attack.

Standard surveillance cameras recorded the suspect's approach but failed to identify or escalate the presence of the visible weapon. Following the incident, RAD obtained the same footage and processed it through its proprietary firearm detection analytic. The AI system immediately flagged the presence of a long gun with a high-confidence alert before the suspect reached the building's entrance. The analytic's response demonstrates how real-time firearm detection could have prompted a faster, potentially life-saving response.

Had RAD's firearm detection technology been deployed at the building's entrance, the outcome may have been very different. Upon detecting the weapon, the system could have instantly triggered a series of autonomous deterrence actions including flashing lights, loud audible alerts, and live audio intervention. These measures are specifically designed to distract and disrupt the momentum of an armed individual. Simultaneously, automated alerts could have been sent to on-site security, building management, and law enforcement, initiating lockdown procedures and providing critical seconds for response teams to mobilize.

"We cannot continue relying on passive cameras that simply record such tragedies," said Steve Reinharz, CEO/CTO and founder of AITX and RAD. "The technology exists today to detect visible firearms in real time and trigger immediate action. AITX is not going to stand idly by, waiting for others to act. An announcement regarding the availability of our firearm detection analytics is expected soon. We implore government leaders, property managers, and security providers to recognize what's possible and move swiftly toward proactive, intelligent systems that can help prevent the next horrific event. Every second matters, and we must do better."

Troy McCanna, RAD's Chief Security Officer and a former FBI Special Agent, has spent decades in law enforcement, including serving as a first responder to the Oxford High School shooting on November 30, 2021. "In every mass shooting I've studied or responded to, time is the most critical factor," McCanna said. "Had this kind of technology been active at the scene in New York, we could be talking about a very different result. We're no longer limited by human monitoring or delayed responses. AI gives us the chance to act in real time, and in situations like this, even a few seconds can mean the difference between life and death."

RAD is calling on media outlets, public safety officials, and security stakeholders to examine the footage for themselves and evaluate what this technology can offer. The Company is prepared to provide demonstrations and technical briefings to any newsroom or agency seeking to understand how firearm detection AI works and how it can be implemented immediately in public, commercial, or private environments.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry[1] through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz

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[1] https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/